Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Chris Manuel

Vice President of Investor Relations

567-336-2600

Chris.Manuel@o-i.com

O-I GLASS REPORTS FULL YEAR AND FOURTH QUARTER 2021 RESULTS

Fourth Quarter and Full Year Performance Exceeded Most Recent Business Outlook
2021 Shipments Surpassed Pre-Pandemic Levels
Lowest Debt Levels Since Mid-2015

PERRYSBURG, Ohio (February 1, 2022) – O-I Glass, Inc. (“O-I”) (NYSE: OI) today reported financial results for the full year and fourth quarter ended December 31, 2021.

Full Year 2021 Results

	Earnings from Continuing Operations Earnings Per Share (Diluted)		Earnings from Continuing Operations Before Income Taxes $M		Cash Provided by Continuing Operating Activities $M
	FY21	FY20	FY21	FY20	FY21	FY20
Reported	$0.88	$1.57	$332	$353	$680	$457

	Adjusted Earnings Earnings Per Share (Diluted)		Segment Operating Profit $M		Free Cash Flow $M
	FY21	FY20	FY21	FY20	FY21	FY20
Non - GAAP1	$1.83 (Guidance: $1.77-$1.82)	$1.22	$827	$678	$282 (Guidance: ≥ $260)	$146

“We are pleased with O-I’s full year 2021 results, which rebounded strongly following the onset of the pandemic. Business performance exceeded the company’s guidance provided at the beginning of the year as well as our most recent business outlook. Sales and production volumes surpassed pre-COVID levels underscoring consumer preference for premium and sustainable glass packaging. Likewise, earnings benefited from very good operating performance and the company’s margin expansion initiatives,” said Andres Lopez, CEO of O-I.

•	Reported Results: For the full year 2021, the company recorded earnings from continuing operations of $0.88 per share (diluted), compared to $1.57 per share (diluted) in 2020. Current year earnings from continuing operations before income taxes were $332 million, compared to $353 million in the prior year. Lower 2021 earnings primarily reflected the non-recurrence of a $275 million gain related to the 2020 sale of O-I’s Australia and New Zealand business unit, partially offset by higher operating results in 2021. Both periods included items management considers not representative of ongoing operations and other adjustments.

•	Adjusted Earnings: Excluding certain items management considers not representative of ongoing operations and other adjustments, 2021 adjusted earnings[1] were $1.83 per share, compared with the prior year of $1.22 per share. Improved earnings reflected higher shipment and production levels (adjusted for divestitures) and the benefit from the company’s margin expansion initiatives. Adjusted earnings exceeded original guidance of $1.55 to $1.75 per share and the company’s most recent business outlook of $1.77 to $1.82 per share.

•	Segment Operating Profit[1]: Full year 2021 segment operating profit was $827 million compared to $678 million in 2020. Segment operating profit benefited from a 5.3 percent increase in shipments and a 7.3 percent increase in production levels (each in tons and adjusted for divestitures). On a comparable basis, shipments increased 1.1 percent from 2019 levels as the company swiftly recovered from the onset of the pandemic that impacted 2020 results. 3.2 percent higher average selling prices (adjusted for divestitures) in 2021 mostly offset elevated cost inflation. Segment operating profit also benefited from strong operating performance and $70 million of net benefits from the company’s margin expansion initiatives.

•	Cash Flows: Cash provided by continuing operating activities was $680 million in 2021, compared with $457 million in 2020. Free cash flow[1] was $282 million in 2021 versus $146 million in 2020 and compared favorably to the company’s original guidance of approximately $240 million and most recent outlook of at least $260 million.

•	Capital Structure: Total debt was $4.8 billion on December 31, 2021, compared to $5.1 billion at prior year end. Net debt[1] was $4.1 billion on December 31, 2021, down from $4.6 billion at year-end 2020 reflecting favorable cash flow and use of proceeds from divestitures. Committed liquidity exceeded $2.3 billion at year end 2021.

“O-I made significant progress as we accelerated our transformation in 2021. Despite the ongoing challenges from the pandemic, the company continued to take bold structural actions to improve O-I’s business fundamentals. The benefits from O-I’s margin expansion initiatives exceeded our original target. As we redefine the glass production process, the company achieved critical milestones that will enable broader MAGMA deployment in the near future. This included validation of our Generation 1 MAGMA line in Holzminden, Germany, and advancing the Generation 2 pilot. We expanded our Portfolio Optimization program to fund attractive expansion projects as well as improve the balance sheet and increase Return on Invested Capital. The company has completed or announced $1.1 billion of asset sales to date and expects to complete its $1.5 billion Portfolio Optimization program in 2022, well ahead of target and prior to major capital redeployment for expansion. Finally, we made significant progress as we seek a fair and final resolution to Paddock’s legacy asbestos liabilities. Paddock reached an agreement-in-principle for a consensual plan of reorganization last April, submitted the plan of reorganization to the courts in January 2022, and is targeting confirmation and effectiveness of the plan in the first half of 2022.”

“All of these actions are consistent with our strategy to increase stockholder value and ensure sustainable prosperity for O-I,” continued Lopez.

1 Adjusted earnings per share, free cash flow, segment operating profit, and net debt are each non-GAAP financial measures. See tables included in this release for reconciliations to the most directly comparable GAAP measures.

Fourth Quarter 2021 Results

	Earnings (Loss) from Continuing Operations Earnings Per Share (Diluted)		Earnings from Continuing Operations Before Income Taxes $M
	4Q21	4Q20	4Q21	4Q20
Reported	$0.27	$(0.18)	$71	$14

	Adjusted Earnings Earnings Per Share (Diluted)		Segment Operating Profit $M
	4Q21	4Q20	4Q21	4Q20
Non - GAAP1	$0.36 (Guidance: $0.30-$0.35)	$0.40	$177	$200

•	Reported Earnings: For the fourth quarter 2021, earnings from continuing operations were $0.27 per share (diluted) compared to a loss of $0.18 per share in the fourth quarter of 2020. Current year earnings from continuing operations before income taxes were $71 million, compared to $14 million in the prior year quarter. The year over year increase was primarily due to gains recorded on the sale of miscellaneous assets and lower restructuring and other charges, partially offset by higher pension settlement charges in 2021. Both periods included items management considers not representative of ongoing operations and other adjustments.

•	Adjusted Earnings: Excluding certain items management considers not representative of ongoing operations and other adjustments, adjusted earnings were $0.36 per share in the fourth quarter of 2021, compared with $0.40 per share in the fourth quarter of 2020. Adjusted earnings exceeded the company’s most recent business outlook of $0.30 to $0.35 per share.

•	Segment Operating Profit: Segment operating profit[1] was $177 million compared to $200 million in the prior year quarter. Earnings benefited from 5.4 percent higher sales volumes and 1.2 percent higher production levels (in tons and adjusted for divestitures) as well as $20 million in savings from the company’s margin expansion initiatives, primarily in Europe. These benefits were more than offset by unfavorable foreign currency translation, elevated cost inflation, and costs associated with increased engineering project activity, primarily in the Americas.

Net sales were $1.6 billion in the fourth quarter of 2021 compared to $1.5 billion in the prior year quarter. Divestitures reduced net sales by $8 million. Adjusted for divestitures, average selling prices increased 4.5 percent and contributed $67 million to sales while shipments (in tons) improved 5.4 percent boosting net sales by $55 million. Unfavorable foreign currency translation decreased net sales by $30 million while net sales from technical services improved $7 million reflecting higher engineering project activity.

Segment operating profit was $177 million in the fourth quarter of 2021 compared to $200 million in the prior year.

•	Americas: Segment operating profit in the Americas was $99 million compared to $127 million in the fourth quarter of 2020. The benefit of higher selling prices more than offset cost inflation. Shipments decreased 1.7 percent (in tons, adjusted for divestitures) reflecting elevated engineering project activity that restricted production amid record low inventories. Higher operating costs reflected elevated logistics costs and higher maintenance expenses due to increased engineering project activity. Results included $1 million of unfavorable foreign currency translation.

•	Europe: Segment operating profit in Europe was $78 million compared to $73 million in the fourth quarter 2020. Shipments in tons increased 13.2 percent primarily due to strong growth in the wine category across southern Europe. The benefit of higher selling prices partially mitigated elevated cost inflation while segment operating profit reflected the savings from the company’s margin expansion initiatives. Results included $2 million of unfavorable foreign currency translation.

Retained corporate and other costs were $45 million compared to $47 million in the prior year quarter.

2022 Outlook

“There is great momentum at O-I as we enter the new year and we expect improved earnings and operating cash flow. While we will contend with a few headwinds, all key operating levers are heading in the right direction. We expect selling price increases will more than offset elevated cost inflation. Likewise, earnings should benefit from strong demand for healthy, sustainable glass containers as well as our ongoing highly successful margin expansion initiatives,” concluded Lopez.

Currently, O-I expects full year 2022 adjusted earnings will approximate $1.85 to $2.00 per share. This outlook assumes higher selling prices will more than offset cost inflation, sales volume growth (in tons) of up to one percent and at least $50 million of benefits from the company’s margin expansion initiatives. These incremental savings should more than offset the headwind from cost attributed to expansion project activity. O-I’s earnings guidance also assumes foreign currency rates as of January 28, 2022, earnings dilution from the company’s Portfolio Optimization program, incremental interest expense for the anticipated funding of the Paddock 524(g) trust and an effective annual adjusted tax rate of approximately 28 to 32 percent.

For the first quarter of 2022, the company anticipates adjusted earnings in the range of $0.38 to $0.43 per share.

Cash provided by continuing operating activities is expected to be at least $725 million in 2022. The outlook assumes capital expenditures of approximately $600 million, including $375 million for base activity and $225 million for strategic/expansion investment. The company anticipates 2022 free cash flow of at least $125 million and adjusted free cash flow of at least $350 million (excludes strategic/expansion investment that will be funded by asset sale proceeds from the Portfolio Optimization program). This cash flow outlook excludes the one-time funding of the $610 million 524(g) trust upon the effective date of a plan of reorganization, which the Company expects to occur in the first half of 2022.

The earnings and cash flow guidance ranges may not fully reflect uncertainty in macroeconomic conditions, currency rates, and further pandemic effects such as supply chain and labor challenges, among other factors.

Conference Call Scheduled for February 2, 2022

O-I CEO Andres Lopez and CFO John Haudrich will conduct a conference call to discuss the company’s latest results on Wednesday, February 2, 2022, at 8:00 a.m. EST. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Webcasts and Presentations section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 7:50 a.m. EST, on February 2, 2022. Ask for the O-I conference call. A replay of the call will be available on the O-I website, www.o-i.com/investors, for a year following the call.

Contact:       Sasha Sekpeh, 567-336-5128 – O-I Investor Relations

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s first quarter 2022 earnings conference call is currently scheduled for Tuesday, April 26, 2022, at 8:00 a.m. EST.

About O-I Glass

At O-I Glass, Inc. (NYSE: OI), we love glass and we’re proud to be one of the leading producers of glass bottles and jars around the globe. Glass is not only beautiful, it’s also pure and completely recyclable, making it the most sustainable rigid packaging material. Headquartered in Perrysburg, Ohio (USA), O-I is the preferred partner for many of the world’s leading food and beverage brands. We innovate in line with customers’ needs to create iconic packaging that builds brands around the world. Led by our diverse team of more than 24,000 people across 70 plants in 19 countries, O-I achieved net sales of $6.4 billion in 2021. Learn more about us: o-i.com / Facebook / Twitter / Instagram / LinkedIn

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures, which are measures of its historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted earnings, adjusted earnings per share, free cash flow, segment operating profit and net debt, provide relevant and useful supplemental financial information that is widely used by analysts and investors, as well as by management in assessing both consolidated and business unit performance. These non-GAAP measures are reconciled to the most directly comparable GAAP measures and should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Adjusted earnings relates to net earnings from continuing operations attributable to the company, exclusive of items management considers not representative of ongoing operations and other adjustments because such items are not reflective of the company’s principal business activity, which is glass container production. Adjusted earnings are divided by weighted average shares outstanding (diluted) to derive adjusted earnings per share. Segment operating profit relates to earnings from continuing operations before interest expense, net, and before income taxes and is also exclusive of items management considers not representative of ongoing operations as well as certain retained corporate costs and other adjustments. Management uses adjusted earnings, adjusted earnings per share, and segment operating profit to evaluate its period-over-period operating performance because it believes these provide useful supplemental measures of the results of operations of its principal business activity by excluding items that are not reflective of such operations. Adjusted earnings, adjusted earnings per share and segment operating profit may be useful to investors in evaluating the underlying operating performance of the company’s business as these measures eliminate items that are not reflective of its principal business activity.

Net debt is defined as total debt less cash. Management uses net debt to analyze the liquidity of the company.

Further, free cash flow relates to cash provided by continuing operating activities less cash payments for property, plant and equipment. Management has historically used free cash flow to evaluate its period-over-period cash generation performance because it believes this has provided a useful supplemental measure related to its principal business activity. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures, since the company has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments.

The company routinely posts important information on its website – www.o-i.com/investors.

Forward-Looking Statements

This press release contains “forward-looking” statements related to O-I Glass, Inc. (“O-I Glass” or the “company”) within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements reflect the company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements.

It is possible that the company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the risk that the proposed plan of reorganization of Paddock (the "Plan") may not be approved by the bankruptcy court or that other conditions necessary to implement the agreement in principle may not be satisfied, (2) the actions and decisions of participants in the bankruptcy proceeding, and the actions and decisions of third parties, including regulators, that may have an interest in the bankruptcy proceedings, (3) the terms and conditions of any reorganization plan that may ultimately be approved by the bankruptcy court, (4) delays in the confirmation or consummation of a plan of reorganization, including the Plan, due to factors beyond the company's and Paddock's control, (5) risks with respect to the receipt of the consents necessary to effect the reorganization, (6) risks inherent in, and potentially adverse developments related to, the bankruptcy proceeding, that could adversely affect the company and the company's liquidity or results of operations, (7) the impact of the COVID-19 pandemic and the various governmental, industry and consumer actions related thereto, (8) the company's ability to obtain the benefits it anticipates from the corporate modernization, (9) the company's ability to manage its cost structure, including its success in implementing restructuring or other plans aimed at improving the company's operating efficiency and working capital management, achieving cost savings, and remaining well-positioned to address Paddock's legacy liabilities, (10) the company's ability to acquire or divest businesses, acquire and expand plants, integrate operations of acquired businesses and achieve expected benefits from acquisitions, divestitures or expansions, (11) the company's ability to achieve its strategic plan, (12) the company's ability to improve its glass melting technology, known as the MAGMA program, (13) foreign currency fluctuations relative to the U.S. dollar, (14) changes in capital availability or cost, including interest rate fluctuations and the ability of the company to refinance debt on favorable terms, (15) the general political, economic and competitive conditions in markets and countries where the company has operations, including uncertainties related to economic and social conditions, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, changes in tax rates and laws, natural disasters, and weather, (16) the company's ability to generate sufficient future cash flows to ensure the company's goodwill is not impaired, (17) consumer preferences for alternative forms of packaging, (18) cost and availability of raw materials, labor, energy and transportation, (19) consolidation among competitors and customers, (20) unanticipated expenditures with respect to data privacy, environmental, safety and health laws, (21) unanticipated operational disruptions, including higher capital spending, (22) the company's ability to further develop its sales, marketing and product development capabilities, (23) the failure of the company's joint venture partners to meet their obligations or commit additional capital to the joint venture, (24) the ability of the company and the third parties on which it relies for information technology system support to prevent and detect security breaches related to cybersecurity and data privacy, (25) changes in U.S. trade policies, (26) risks related to recycling and recycled content laws and regulations, (27) risks related to climate-change and air emissions, including related laws or regulations and the other risk factors discussed in the company's filings with the Securities and Exchange Commission.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the company continually reviews trends and uncertainties affecting the company’s results or operations and financial condition, the company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

O-I GLASS, INC.
Condensed Consolidated Results of Operations
(Dollars in millions, except per share amounts)

	Three months ended December 31		Year ended December 31
Unaudited	2021	2020	2021	2020
Net sales	$1,588	$1,497	$6,357	$6,091
Cost of goods sold	(1,350)	(1,232)	(5,266)	(5,119)

Gross profit	238	265	1,091	972

Selling and administrative expense	(108)	(95)	(433)	(403)
Research, development and engineering expense	(25)	(30)	(82)	(75)
Interest expense, net	(64)	(53)	(216)	(265)
Equity earnings (losses)	26	(11)	90	37
Other income (expense), net (a)	4	(62)	(118)	87

Earnings from continuing operations before income taxes	71	14	332	353

Provision for income taxes	(23)	(39)	(167)	(89)

Earnings (loss) from continuing operations	48	(25)	165	264

Gain from discontinued operations			7

Net earnings (loss)	48	(25)	172	264

Net earnings attributable to noncontrolling interests	(5)	(4)	(23)	(15)

Net earnings (loss) attributable to the Company	$43	$(29)	$149	$249

Amounts attributable to the Company:
Earnings (loss) from continuing operations	$43	$(29)	$142	$249
Gain from discontinued operations			7
Net earnings (loss)	$43	$(29)	$149	$249

Basic earnings per share:
Net earnings (loss) attributable to the Company	$0.28	$(0.18)	$0.90	$1.59
Gain from discontinued operations			0.05
Net earnings (loss)	$0.28	$(0.18)	$0.95	$1.59

Weighted average shares outstanding (thousands)	156,318	157,274	157,150	156,806

Diluted earnings per share:
Net earnings (loss) attributable to the Company	$0.27	$(0.18)	$0.88	$1.57
Gain from discontinued operations			0.05
Net earnings (loss)	$0.27	$(0.18)	$0.93	$1.57

Diluted average shares (thousands)	159,823	157,274	160,309	158,785

(a) On July 31, 2020, the Company completed the sale of its Australia and New Zealand ("ANZ") businesses to Visy Industries Holdings Pty Ltd. The Company recorded a net gain of approximately $275 million in 2020 related to this sale.

O-I GLASS, INC.
Condensed Consolidated Balance Sheet
(Dollars in millions)

	December 31,	December 31,
Unaudited	2021	2020
Assets
Current assets:
Cash and cash equivalents	$725	$563
Trade receivables, net	692	623
Inventories	816	841
Prepaid expenses and other current assets	237	270
Assets held for sale	49
Total current assets	2,519	2,297

Property, plant and equipment, net	2,817	2,907
Goodwill	1,840	1,951
Intangibles, net	286	325
Other assets	1,370	1,402

Total assets	$8,832	$8,882

Liabilities and Share Owners' Equity
Current liabilities:
Accounts payable	$1,210	$1,126
Short-term loans and long-term debt due within one year	72	197
Other liabilities	551	575
Liabilities held for sale	13
Total current liabilities	1,846	1,898

Long-term debt	4,753	4,945
Paddock support agreement liability	625	471
Other long-term liabilities	781	1,167
Share owners' equity	827	401

Total liabilities and share owners' equity	$8,832	$8,882

O-I GLASS, INC.

Condensed Consolidated Cash Flow

(Dollars in millions)

	Three months ended December 31		Year ended December 31
Unaudited	2021	2020	2021	2020
Cash flows from operating activities:
Net earnings (loss)	48	$(25)	$172	$264
Gain from discontinued operations			(7)
Non-cash charges
Depreciation and amortization	114	119	463	482
Pension expense	8	8	32	38
Charge related to Paddock support agreement liability			154
Brazil indirect tax credit	(2)		(71)
Restructuring, asset impairment and related charges	8	24	28	96
Gain on sale of ANZ businesses		5		(275)
Gain on sale of miscellaneous assets	(84)		(84)
Pension settlement charges	69	18	74	26
Other asset impairments		36		36
Cash payments
Pension contributions	(51)	(71)	(84)	(103)
Cash paid for restructuring activities	(16)	(5)	(30)	(37)
Change in components of working capital (a)	126	221	(13)	(181)
Other, net (b)	11	(1)	46	111
Cash provided by continuing operating activities	231	329	680	457
Cash provided by discontinued operating activities			7
Total cash provided by operating activities	231	329	687	457

Cash flows from investing activities:
Cash payments for property, plant and equipment	(130)	(65)	(398)	(311)
Net cash proceeds on disposal of misc. assets	114	8	122	10
Net cash proceeds on sale of ANZ business			58	441
Deconsolidation of Paddock				(47)
Other, net	(2)	(1)	(2)
Cash provided by (utilized) in investing activities	(18)	(58)	(220)	93

Cash flows from financing activities:
Changes in borrowings, net	(65)	(330)	(184)	(630)
Shares repurchased	(10)		(40)
Payment of finance fees	(16)	(1)	(16)	(51)
Dividend paid				(8)
Net cash payments for hedging activity	(5)		(15)	(8)
Distributions to noncontrolling interests	(6)	(7)	(16)	(12)
Sale leaseback proceeds in conjunction with ANZ sale				155
Other, net			(2)	(3)
Cash utilized in financing activities	(102)	(338)	(273)	(557)
Effect of exchange rate fluctuations on cash	(11)	24	(29)	19
Increase (decrease) in cash incl cash classified within current assets held for sale	100	(43)	165	12
Less: decrease in cash classified within current assets held for sale	(3)		(3)
Cash at beginning of period	628	606	563	551
Cash at end of period	$725	$563	$725	$563

(a)	The Company uses various factoring programs to sell certain receivables to financial institutions as part of managing its cash flows. At December 31, 2021, December 31, 2020 and December 31, 2019, the amount of receivables sold by the Company was $481 million, $436 million and $539 million, respectively. For the years ended December 31, 2021 and 2020, the Company's use of its factoring programs resulted in an increase of $45 million to cash from operating activities and a $103 million decrease to cash from operating activities, respectively.

(b)	Other, net includes other non-cash charges plus other changes in non-current assets and liabilities.

O-I GLASS, INC.

Reportable Segment Information

(Dollars in millions)

	Three months ended December 31		Year ended December 31
Unaudited	2021	2020	2021	2020
Net sales:
Americas	$906	$880	$3,557	$3,322
Europe	647	589	2,687	2,364
Asia Pacific				281
Reportable segment totals	1,553	1,469	6,244	5,967
Other	35	28	113	124
Net sales	$1,588	$1,497	$6,357	$6,091

Segment operating profit (a):
Americas	$99	$127	$456	$395
Europe	78	73	371	264
Asia Pacific				19
Reportable segment totals	177	200	827	678

Items excluded from segment operating profit:
Retained corporate costs and other	(45)	(47)	(171)	(145)
Items not considered representative of ongoing operations and other adjustments (b)	3	(86)	(108)	85

Interest expense, net	(64)	(53)	(216)	(265)
Earnings from continuing operations before income taxes	$71	$14	$332	$353

Ratio of earnings (loss) before income taxes to net sales	4.5%	0.9%	5.2%	5.8%

Segment operating profit margin (c):
Americas	10.9%	14.4%	12.8%	11.9%
Europe	12.1%	12.4%	13.8%	11.2%
Asia Pacific				6.8%
Reportable segment margin totals	11.4%	13.6%	13.2%	11.4%

(a)	Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations and other adjustments as well as certain retained corporate costs.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to segment operating profit is earnings from continuing operations before income taxes. The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(b)	Reference Reconciliation to Adjusted Earnings.

(c)	Segment operating profit margin is segment operating profit divided by segment net sales.

O-I GLASS, INC.

Reconciliation to Adjusted Earnings

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations and other adjustments.

	Three months ended December 31		Year ended December 31
Unaudited	2021	2020	2021	2020
Net earnings (loss) attributable to the Company	$43	$(29)	$142	$249

Items impacting equity earnings (losses):
Restructuring, asset impairment and other charges		36		36
Items impacting other income (expense), net:
Gain on sale of miscellaneous assets	(84)		(84)
Gain on sale of ANZ businesses		5		(275)
Restructuring, asset impairment and other charges	14	26	35	106
Charge related to Paddock support agreement liability			154
Charge for deconsolidation of Paddock				14
Strategic transaction and corporate modernization costs		1		8
Pension settlement charges	69	18	74	26
Brazil indirect tax credit	(2)		(71)
Items impacting interest expense:
Charges for note repurchase premiums and write-off of finance fees	13		13	44
Items impacting income tax:
Tax charge recorded for certain tax adjustments	5		5
Net provision (benefit) for income tax on items above		7	27	(13)
Items impacting net earnings attributable to noncontrolling interests:
Net impact of noncontrolling interests on items above	(1)	(1)	(1)	(1)
Total adjusting items (non-GAAP)	$14	$92	$152	$(55)

Adjusted earnings (non-GAAP)	$57	$63	$294	$194

Diluted average shares (thousands)	159,823	157,274	160,309	158,785

Earnings (loss) per share from continuing operations (diluted)	$0.27	$(0.18)	$0.88	$1.57
Adjusted earnings per share (non-GAAP) (a)	$0.36	$0.40	$1.83	$1.22

(a)	For purposes of computing adjusted earnings per share, the diluted average shares (in thousands) are 159,824 for the three months ended December 31, 2020.

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted earnings and adjusted earnings per share, for the quarter ending March 31, 2022 or year ending December 31, 2022, to its most directly comparable GAAP financial measure, earnings from continuing operations attributable to the Company, because management cannot reliably predict all of the necessary components of this GAAP financial measure without unreasonable efforts. Earnings from continuing operations attributable to the Company includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees, and the income tax effect on such items. The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly. Accordingly, the Company is unable to provide a reconciliation of adjusted earnings and adjusted earnings per share to earnings from continuing operations attributable to the Company or address the probable significance of the unavailable information, which could be material to the Company's future financial results.

O-I GLASS, INC.

Changes in Net Sales and Segment Operating Profit for Reportable Segments

(Dollars in millions)

	Three months ended December 31,
Unaudited	Americas	Europe	Asia Pacific	Total
Net sales for reportable segments- 2020	$880	$589	$-	$1,469
Effects of changing foreign currency rates (a)	(8)	(22)		(30)
Price	58	9		67
Sales volume & mix	(16)	71		55
Divestitures	(8)			(8)
Total reconciling items	26	58	-	84
Net sales for reportable segments- 2021	$906	$647	$-	$1,553

	Three months ended December 31,
	Americas	Europe	Asia Pacific	Total
Segment operating profit - 2020	$127	$73	$-	$200
Effects of changing foreign currency rates (a)	(1)	(2)		(3)
Net Price (net of cost inflation)	8	(31)		(23)
Sales volume & mix	(3)	14		11
Operating costs	(32)	24		(8)
Divestitures
Total reconciling items	(28)	5	-	(23)
Segment operating profit - 2021	$99	$78	$-	$177

	Year ended December 31,
	Americas	Europe	Asia Pacific	Total
Net sales for reportable segments- 2020	$3,322	$2,364	$281	$5,967
Effects of changing foreign currency rates (a)	22	77		99
Price	160	19		179
Sales volume & mix	77	227		304
Divestitures	(24)		(281)	(305)
Total reconciling items	235	323	(281)	277
Net sales for reportable segments- 2021	$3,557	$2,687	$-	$6,244

	Year ended December 31,
	Americas	Europe	Asia Pacific	Total
Segment operating profit - 2020	$395	$264	$19	$678
Effects of changing foreign currency rates (a)	1	7		8
Net Price (net of cost inflation)	4	(53)		(49)
Sales volume & mix	21	51		72
Operating costs	32	102		134
Divestitures	3		(19)	(16)
Total reconciling items	61	107	(19)	149
Segment operating profit - 2021	$456	$371	$-	$827

(a)	Currency effect on net sales and segment operating profit determined by using 2021 foreign currency exchange rates to translate 2020 local currency results.

O-I GLASS, INC.

Reconciliation to Free Cash Flow

	Year Ended	Year Ended	Forecasted Year Ended
Unaudited	December 31, 2021	December 31, 2020	December 31, 2022
Cash provided by continuing operating activities (a)	$680	$457	$725
Cash payments for property, plant and equipment	(398)	(311)	(600)
Free cash flow (non-GAAP)	$282	$146	$125
Addback: Cash payments for property, plant and equipment - strategic/expansion only (non-GAAP)			225
Adjusted Free Cash Flow (non-GAAP)			$350

(a) 2022 forecast excludes the one-time funding of the $610 million 524(g) trust at the conclusion of the Paddock Chapter 11 process.

O-I GLASS, INC.

Reconciliation to Net Debt

Unaudited	December 31, 2021	December 31, 2020
Total debt	$4,825	$5,142
Cash and cash equivalents	725	563
Net Debt	$4,100	$4,579

O-I GLASS, INC.

Reconciliation to Adjusted Effective Tax Rate

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted effective tax rate, for the year ending December 31, 2022, to its most directly comparable GAAP financial measure, provision for income taxes divided by earnings (loss) from continuing operations before income taxes, because management cannot reliably predict all of the necessary components of these GAAP financial measures without unreasonable efforts. Earnings (loss) from continuing operations before income taxes includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees, and the provision for income taxes would include the income tax effect on such items. The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly. Accordingly, the Company is unable to provide a of adjusted effective tax rate to earnings (loss) from continuing operations before income taxes divided by provision for income taxes or address the probable significance of the unavailable information, which could be material to the Company's future financial results.